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                     July 26, 2023

       Chris Nielsen
       Chief Financial Officer
       Redfin Corporation
       1099 Stewart Street, Suite 600
       Seattle, WA 98101

                                                        Re: Redfin Corp
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 001-38160

       Dear Chris Nielsen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Anthony Kappus